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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Richardson, Jr.,  James           C.          Fresh Foods, Inc.; FOOD                            Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  P.O. Box 399                                    Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)         July 1998          ----        title ---       below)
                 (Street)                                                 ------------------                below)
  Claremont         NC              28610                                 5. If Amendment,      Chief Executive Officer
---------------------------------------------                                Date of Original  -------------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
Common Stock                   7/27/98      P           1,600(1)   A        $14.125       18,720(2)           I         by Columbia
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                                                                                                                        Hill, LLC
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Common Stock                                                                             487,694(3)           I        by HERTH
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                                                                                                                    Management, Inc.
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Common Stock                                                                              62,500(4)           I        by Capital
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                                                                                                                      Factors, Inc.
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Common Stock                                                                               7,657(5)           D
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Response)                       (8/96)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Option (right to buy)--
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1997 Special Stock
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Option Plan                   $16.00                                          2/23/98  2/23/08  Common Stock  215,000
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Option (right to buy)--
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1997 Special Stock
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Option Plan                      215,000                    D
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ James C. Richardson, Jr.    8/10/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.


------------

(1) The Reporting Person is a 40% owner of Columbia Hill, LLC ("Columbia"), which purchased 4,000 shares of Common Stock. Pursuant to Rule 16a-1 of the Securities Exchange Act of 1934 (the "Act"), this filing shall not be deemed an admission that the Reporting Person is the beneficial owner of any equity securities covered by this statement.


(2) The Reporting Person is a 40% owner of Columbia, which owns 46,799 shares of Common Stock. Pursuant to Rule 16a-1 of the Act, this filing shall not be deemed an admission that the Reporting Person is the beneficial owner of any equity securities covered by this statement.

(3) The Reporting Person is a 22% owner of HERTH Management, Inc. ("HERTH"), which owns 1,219,235 shares of Common Stock. In addition, the Reporting Person is a 40% owner of Columbia, which owns 45% of HERTH. Pursuant to Rule 16a-1 of the Act, this filing shall not be deemed an admission that the Reporting Person is the beneficial owner of any equity securities covered by this statement.

(4) The Reporting Person is a 50% owner of Capital Factors, Inc., which owns 125,000 shares of Common stock. Pursuant to Rule 16a-1 of the Act, this filing shall not be deemed an admission that the Reporting Person is the beneficial owner of any equity securities covered by this statement.

(5) Includes 157 shares owned through the Employee Stock Purchase Plan of the Issuer.

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FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   Clark         David              R.         Fresh Foods, Inc.; FOOD                            Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  P.O. Box 399                                    Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)         July 1998          ----        title ---       below)
                 (Street)                                                 ------------------                below)
  Claremont         NC              28610                                 5. If Amendment,     President and Chief Operating Officer
---------------------------------------------                                Date of Original  -------------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
Common Stock                   7/27/98      P           1,800(1)   A        $14.125       21,060(2)           I         by Columbia
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                                                                                                                        Hill, LLC
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Common Stock                                                                             246,895(3)           I        by HERTH
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                                                                                                                    Management, Inc.
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Common Stock                                                                               1,964(4)           D
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Response)                       (8/96)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Option (right to buy)--
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1987 Special Stock
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Option Plan                   $5.875                                           7/1/96   7/1/06  Common Stock   50,000
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Option (right to buy)--
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1997 Special Stock
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Option Plan                   $16.00                                          2/23/98  2/23/08  Common Stock  215,000
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Option (right to buy)--
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1987 Incentive Stock
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Option Plan                   $5.875                                            (5)     7/1/06  Common Stock   50,000
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Option (right to buy)--
-------------------------------------------------------------------------------------------------------
1987 Special Stock
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Option Plan                       50,000                    D
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Option (right to buy)--
-------------------------------------------------------------------------------------------------------
1997 Special Stock
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Option Plan                      215,000                    D
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Option (right to buy)--
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1987 Incentive Stock
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Option Plan                       50,000                    D
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ David R. Clark              8/10/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.


------------

(1) The Reporting Person is a 45% owner of Columbia Hill, LLC ("Columbia"), which purchased 4,000 shares of Common Stock. Pursuant to Rule 16a-1 of the Securities Exchange Act of 1934 (the "Act"), this filing shall not be deemed an admission that the Reporting Person is the beneficial owner of any equity securities covered by this statement.


(2) The Reporting Person is a 45% owner of Columbia, which owns 46,799 shares of Common Stock. Pursuant to Rule 16a-1 of the Act, this filing shall not be deemed an admission that the Reporting Person is the beneficial owner of any equity securities covered by this statement.

(3) The Reporting Person is a 45% owner of Columbia, which owns 45% of HERTH Management, Inc. ("HERTH"). HERTH owns 1,219,235 shares of Common Stock. Pursuant to Rule 16a-1 of the Act, this filing shall not be deemed an admission that the Reporting Person is the beneficial owner of any equity securities covered by this statement.

(4) Includes 714 shares owned through the Employee Stock Purchase Plan of the Issuer.

(5) The options were granted on 7/1/96 and become exercisable at a rate of 20% per year over five years. The first 20% became exercisable on 7/1/97.